Exhibit 10.1

April 1, 2016

Dear Jim:

The purpose of this letter is to document your appointment to serve as the Company’s Interim Chief Medical Officer (“Interim CMO):

1.	Position. Effective April 1, 2016, your new title is Interim Chief Medical Officer, reporting directly to the Company’s President & Chief Operating Officer.

2.
Compensation.  The Company will compensate you at the rate of $360,000 per annum.  In addition, you will be eligible for a discretionary target bonus of up to 35% of your base salary during the interim period you serve as the Company’s Interim CMO based on your achievement of corporate and personal goals as established by the Company.  The determination of whether you have achieved the goals, whether you will receive a bonus, and, if so, the bonus amount will be paid, shall be made the Company in its sole and absolute discretion.

3.
Stock Option Grant.   The Company’s Board of Directors (the “Board”) has approved a stock option (“Option”) entitling you to purchase 45,000 shares of Common Stock of the Company on March 4, 2016.  The Option exercise price has been set at 100% of the fair market value of the Common Stock, or $3.75, at the grant date of March 4, 2016.  The Option shall vest monthly over six months from April 1, 2016.

4.
Section 16 Officer.  Concurrent with your appointment, you are designated as a section 16 officer of the Company.  You are expected to comply with all of the Company’s trading policies and filing requirements with the Securities Exchange Commission under Securities Exchange Act of 1934.

5.
Unless subsequently notified by the Company, no change in this letter will constitute or constitutes changes to the existing terms of your employment with the Company.  You are expected to comply with all of the Company’s policies and practices.

Sincerely,

/s/ May Liu
May Liu
Senior Vice President, Finance and Administration

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

/s/ James Pennington
Dated: April 1, 2016	James Pennington